SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   /X/ Preliminary Proxy Statement
   / / Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

   / / Definitive Proxy Statement
   / / Definitive Additional Materials
   / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Noise Cancellation Technologies, Inc.
                (Name of Registrant as Specified in Its Charter)

          ---------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  /X/ No fee required.
  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

-------------------------------------------------------------------------------
/  /  Fee paid previously with preliminary materials.

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/  /  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, schedule or registration statement no.:

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(3)   Filing party:

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(4)   Date filed:

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


                    NOISE CANCELLATION TECHNOLOGIES, INC.
                       1025 West Nursery Road Suite 120
                          Linthicum, Maryland 21090
                               ---------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON SEPTEMBER 10, 1998
                               ---------------

To the Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Stamford Marriott Hotel, The Stamford Forum, Stamford, Connecticut 06901 on Thursday, September 10, 1998, at 2:00 P.M., for the following purposes:

   1.To elect six directors for the year following the Meeting or until their successors are elected.

   2.To  approve  the  amendment  of  the  Company's  Restated   Certificate  of
     Incorporation to change the name of the Company to "NCT Group, Inc."

   3.To  approve  the  amendment  of  the  Company's  Restated   Certificate  of
     Incorporation to increase the number of shares of common stock authorized thereunder from 185,000,000 shares to 255,000,000 shares.

   4.To  approve  the  adoption  of  an  amendment  of  the  Noise  Cancellation
     Technologies, Inc. Stock Incentive Plan (the "1992 Plan").

   5.To approve a plan granting options to purchase common stock of the Company to two non-employee directors.

   6.To ratify  the  appointment  of Richard  A.  Eisner &  Company,  LLP as the
     Company's independent auditors for the fiscal year ending December 31, 1998.

   7. To transact such other business as may properly come before the Meeting.

   Only stockholders of record at the close of business on July 14, 1998, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

JOHN B. HORTON
Secretary

Linthicum, Maryland
August ___, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                    NOISE CANCELLATION TECHNOLOGIES, INC.
                       1025 West Nursery Road Suite 120
                          Linthicum, Maryland 21090
                               ---------------

                               PROXY STATEMENT
                               ---------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about August ___, 1998, to all stockholders of record at the close of business on July 14, 1998, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on September 10, 1998. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

Revocability

Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

Voting

The total number of shares of common stock of the Company outstanding as of July 14, 1998, was 151,852,495. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on July 14, 1998, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 75,926,248 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve each of the two amendments of the Company's Restated Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the adoption of the amendment of the 1992 Plan, to approve the plan granting options to purchase common stock of the Company to two non-employee directors, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1998, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have no effect on the proposals.

A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

Election of Directors

Six directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                             Positions and Offices                    Director
 Name                 Age    Presently Held with the Company          Since
 ----                 ---    -------------------------------          --------

 Jay M. Haft          62     Chairman of the Board and Director       1990
 Michael J. Parrella  51     President,  Chief  Executive  Officer    1986
                             and Director
 John J. McCloy II    60     Director                                 1986
 Sam Oolie            61     Director                                 1986
 Stephan Carlquist    42     Director                                 1997
 Morton Salkind       65     Director                                 1997

Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is also a Director of the Company's subsidiary, NCT Audio Products, Inc. ("NCT Audio"), a position which he has held since August 25, 1997. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc.
(OTC),  Extech,  Inc. (OTC),  Encore Medical  Corporation (OTC),  Viragen,  Inc.
(OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), Thrift Management, Inc. (OTC) and Conserver Corporation of America (OTC). He serves as Chairman of the Board of Extech, Inc. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al (1966-1988). He is a member of the Florida Commission for Government Accountability to the People, a National Vice-President of the Miami Ballet and a Director of the Concert Association of Florida.

Michael J. Parrella currently serves as President and Chief Executive Officer and as a Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as President and a Director of NCT Audio, positions to which he was elected on September 4, 1997, and August
25, 1998, respectively. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally, he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a Director of NCT Audio, on November 14, 1997, and currently serves as a Director of that company. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

Sam Oolie currently serves as a Director of the Company. Mr. Oolie also serves as a Director of NCT Audio, a position to which he was appointed on September 4, 1997. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

Stephan Carlquist was elected as a Director of the Company on July 14, 1997, and currently serves as a Director of the Company. Mr. Carlquist also serves as a Director of NCT Audio, a position to which he was appointed on November 14, 1997. He is President of ABB Financial Services, Inc. (USA), one of four business segments in the ABB Group and has held that position since May 1993. Mr. Carlquist is also President of ABB Treasury Center (USA), Inc. and has held that position since June, 1990. From April, 1988 to 1990, he was the Executive Vice President of ABB World Treasury Center, Zurich, and from April, 1986 to
April,  1988  he was  the  President  of  the  Geneva  branch  of  Asea  Capital
Corporation. Mr. Carlquist joined Asea AB in September, 1983, as Manager, International Cash Management and served in that capacity until April, 1986. From February, 1981, to April, 1983, he was employed as a Foreign Exchange/Cash Manager at Atlas Copco AB. Mr. Carlquist serves as a member of the following
Boards: ABB Financial Services, Inc., ABB Treasury Center USA, Inc., ABB Treasury Center (Canada), ABB Treasury Center (Brazil), ABB Project & Trade Finance, Inc., ABB Investment Management Corporation, ABB Credit, Inc., Sirius Americas Corporation, ABB Industrial Systems, Inc., SUSA, Inc., and Swedish-American Chamber of Commerce, New York.

Morton Salkind currently serves as a Director of the Company. Mr. Salkind was elected as a Director of NCT Audio on September 4, 1997, and currently also serves as a Director of that subsidiary. Formerly he served as a New Jersey State Lottery Commissioner for five years. This followed previous elective and appointive offices at the state, county and municipal levels. Mr. Salkind is currently retired.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1997, to December 31, 1997, all filing requirements applicable to its officers, directors, and greater than 10%
stockholders were complied with, except that Morton Salkind and Stephan Carlquist each filed a Form 3 late and Sam Oolie and Jay Haft each filed a Form 5 late.

Information Concerning the Board

The Board of Directors of the Company held thirteen meetings (not including six actions by unanimous written consent) during the fiscal year ended December 31, 1997. Other than Messrs. McCloy, Carlquist and Salkind, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on July 17, 1996, and reappointed on June 19, 1997, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1997, the Executive Committee acted in the place and stead and on behalf of a Chief Executive Officer until June 19, 1997, when Mr. Parrella was elected Chief Executive Officer of the Company. During the fiscal year ended December 31, 1997, the members of the Executive Committee conferred with each other not less frequently than once each week.

The Compensation Committee, which was appointed by the Board of Directors on April 10, 1997, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is composed of Messrs. Haft, McCloy, and Oolie. During the period between January 1, 1997, and April 10, 1997, the authority and responsibilities of the Compensation Committee resided in the Board of Directors. Matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued are determined by the Board of Directors. During the period of its existence in the fiscal year ended December 31, 1997, the Compensation Committee held no meetings.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy and Oolie held two meetings during the fiscal year ended December 31, 1997.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors.


Directors' Fees, Restricted Stock and Stock Options

None of the Company's directors received any fees for his services as a director during 1997, except as follows. Under the 1992 Plan, each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restrictive period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On July 19, 1997, 5,000 restricted shares were granted to each of Messrs. McCloy, and Oolie, pursuant to the 1992 Plan. All new non-employee directors are granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election. Upon their appointment to the Board of Directors on July 14, 1997, Messrs. Carlquist and Salkind were each granted such an option to purchase 75,000 shares of common stock together with 5,000 of such restricted shares of common stock pursuant to the 1992 Plan. In addition, Messrs. McCloy and Oolie were each granted options, subject to stockholder approval, to purchase 50,000 shares of common stock on May 2, 1997, pursuant to an informal plan included within resolutions adopted by the Board of Directors. Stockholder approval of such grants to Messrs. McCloy and Oolie will be sought at the Meeting as further described below.


              AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                      TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "NCT Group, Inc." The Board believes such action to be in the best interests of the Company in light of the Company's increased involvement with technologies and products in fields other than active noise cancellation. The Board also believes this change is consistent with the Company's organizational structure comprised of four strategic business units, each of which is focused on commercialization of certain of the Company's technologies within particular fields of use and industries.

The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

        AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                          AUTHORIZED CAPITALIZATION

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 185,000,000 to 255,000,000. As of the record date, the Company had outstanding 151,852,495 shares of common stock and had reserved an additional 24,982,983 shares of common stock for issuance upon the conversion of the Company's Series C Convertible Preferred Stock and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for the increase in the number of shares of common stock covered by the 1992 Plan pursuant to the amendment of the 1992 Plan described below and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Other than as described below, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares.

The Company plans to reserve 1,250,000 shares of such additional shares for issuance upon the exercise of certain options previously granted under the 1992 Plan whose shares of common stock reserved for issuance upon their exercise were unreserved by the Company to make shares of common stock available for issuance in a private placement as part of the consideration payable for the acquisition by the Company of rights to certain intellectual property owned by another company.

If the stockholders approve the amendment to the Company's Restated Certificate of Incorporation (the "Amendment") increasing the authorized common stock from 185,000,000 shares of such stock to 255,000,000 shares, upon the requisite filing of the Amendment with the Secretary of State of the State of Delaware (the "Filing"), the Company will reserve 20,000,000 of such newly authorized shares for issuance upon the grant of awards of restricted shares of common stock and upon the exercise of options to purchase common stock granted under the 1992 Plan.

The Company recently raised $6,000,000 by means of a private placement of 6,000 shares of a new series of convertible preferred stock of the Company (the "New Preferred Stock"). The New Preferred Stock was issued at a discount of 5% of its stated value and, if the stockholders approve the Amendment, will be convertible into shares of the Company's common stock after the earliest of: (i) ninety (90) days after issuance, (ii) five (5) days after the date on which a registration statement covering such common stock achieves a "no-review" status from the Securities and Exchange commission, or (iii) the date on which such registration statement is declared effective by the Commission. The number of shares of the Company's common stock to be issued upon conversion of the New Preferred Stock will be based upon the length of time the New Preferred Stock is held prior to conversion as well as the greater of 80% of (i) $0.625 or (ii) the five (5) day average closing bid price of the Company's common stock immediately prior to the conversion date. It is anticipated that the number of shares of common stock issuable upon conversion of such 6,000 shares of the New Preferred Stock will not exceed 12,500,000 shares of the Company's common stock. The proceeds from the private placement of the New Preferred Stock will be used in connection with the re-purchase by the Company of up to 10,000,000 shares of the Company's issued and outstanding common stock and, to the extent not so used, for other corporate purposes.

In partial consideration for services rendered by the placement agent for the New Preferred Stock offering described in the preceding paragraph, the Company agreed to grant such agent a warrant to purchase up to 300,000 shares of the Company's common stock exercisable for a period of five (5) years from the date the stockholders approve the Amendment at a price equal to the closing bid price of the Company's common stock on the date of grant.

The Company's subsidiary, NCT Audio recently raised $6,000,000 by means of a private placement of a series of convertible preferred stock (the "NCT Audio Preferred Stock") the proceeds of which are to be used in connection with acquisitions which NCT Audio intends to make. In the event the common stock of NCT Audio into which the NCT Audio Preferred Stock is convertible is not publicly traded by December 31, 1998, the holders of the NCT Audio Preferred Stock will be given the right to exchange the NCT Audio Preferred Stock for an equivalent stated value of the Company's New Preferred Stock. Under the terms of the New Preferred Stock referred to above and provided the stockholders approve the Amendment, up to 12,500,000 additional shares of the Company's common stock will be issuable upon the conversion of the New Preferred Stock received in exchange for the NCT Audio Preferred Stock.

The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors my determine without further action of the stockholders of the Company.

Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.


                  ADOPTION OF AN AMENDMENT TO THE 1992 PLAN

On October 6, 1992, the Company adopted, subject to stockholder approval, the 1992 Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in the furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee of the Board of Directors amended the 1992 Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993, the stockholders approved the 1992 Plan as adopted on October 6, 1992, and amended on April 14, 1993.

On November 8, 1995, the Option Committee amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the 1992 Plan, active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

On January 15, 1998, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon exercise of stock options granted under the 1992 Plan from 10,000,000 shares to 30,000,000 shares, (ii) provide that the 1992 Plan be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee of the Board of Directors,
(iii) provide that non-employee directors of the Company be eligible to be participants under the 1992 Plan together with employees and active consultants of the Company, (iv) provide that the provisions under the 1992 Plan providing for grants of awards of restricted common stock and options to purchase common stock to non-employee directors according to an automatic formula be deleted from the 1992 Plan, and (v) provide for such other technical and administrative amendments as may be deemed necessary or advisable by the Chief Financial Officer or by the General Counsel of the Company. In order to effect the increase in the aggregate number of shares of common stock reserved for issuance under the 1992 Plan as described in clause (i) of the preceding sentence the stockholders must have approved the amendment to the Company's Restated Certificate of Incorporation described above. The purpose of the amendment to the 1992 Plan was to enable the Company to continue in the future to provide benefits to officers, employees, directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make the maximum contribution towards the Company's success and aligning their interests with those of the Company's stockholders and to effect certain administrative and procedural changes deemed appropriate in light of recent changes to Rule 16b-3 under the Exchange Act eliminating the need for stock-based plans to provide grants to non-employee directors only in accordance with a predetermined automatic formula set forth in the plan.

The material ongoing features of the 1992 Plan, as amended, include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 30,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 10,000,000 shares to 30,000,000 shares.

o The 1992 Plan is administered by the Board of Directors or by a committee approved by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee (the "Administrator"). The amendment for which stockholder approval is being sought added the requirement that the directors appointed to such committee be non-employee directors.

o The 1992 Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

o The shares of common stock covered by the 1992 Plan may be either treasury shares or authorized but unissued shares. If any option granted under the 1992 Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the 1992 Plan.

o There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000.00) dollars.

o The persons who are eligible to participate under the 1992 Plan ("Participants") include executive officers (currently 7 persons), non-employee directors (currently 4 persons), non-executive officer employees (currently 83 persons) and persons retained by the Company for consulting services (currently 5 persons). The amendment for which stockholder approval is being sought added non-employee directors as persons who are eligible to participate under the 1992 Plan and eliminated provisions mandating that non-employee directors were only eligible to receive options and restricted stock awards in accordance with the formulas set forth in the 1992 Plan.

o The exercise price for all of the options to be granted under the 1992 Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

o Any grant of an option or restricted stock award under the 1992 Plan must be made no later than May 27, 2003, ten (10) years from the date the 1992 Plan originally was approved by the stockholders.

o The 1992 Plan provides for adjustments in the number of shares subject to the 1992 Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

o The Administrator, in its discretion, may determine the provisions of the options granted under the 1992 Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

o Options may be granted under the 1992 Plan on such terms and conditions as the Administrator considers appropriate which may differ from those provided in the 1992 Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

o All new non-employee directors are granted stock options for 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant, such option to vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election. The amendment for which stockholder approval is being sought eliminates this automatic grant to non-employee directors.

o Each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company, such grants to be made upon a director's initial election to the Board and upon each subsequent election with all such restricted shares subject to a restrictive period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. The amendment for which stockholder approval is being sought eliminates this automatic grant to non-employee directors.

o The Administrator may grant restricted stock awards of shares of the Company's common stock to any other Participant under the 1992 Plan. The Administrator in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non-forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may at any time or times amend the 1992 Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company: (i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the 1992 Plan; (ii) reduce the price at which options may be granted below the price described above; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the 1992 Plan; (iv) materially increase in any other way the benefits accruing to Participants; (vii) change the class of persons eligible to be Participants, or (viii) disqualify an optionee or grantee under the 1992 Plan that is a member of the Option Committee from being a "disinterested administrator" (as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act) of the 1992 Plan or of any other stock-based employee benefit plan of the Company. The 1992 Plan provides that the formula setting the amount of options and restricted stock awards to which a non-employee director may be entitled may not be amended more than once every six (6) months. The amendment for which stockholder approval is being sought will eliminate the limitations described in the preceding sentence and in clause (viii) because recent amendments to Rule 16b-3 under the Exchange Act made them no longer necessary. The following table sets forth certain additional details concerning the 1992 Plan:

                                   New Plan Benefits
                   As Added by Amendment for Which Approval is Sought

                                                               Added by
                                                           Amendment Adopted
                                                          January 15, 1998 (1)
                                                         ----------------------
                                                                      Number of
      Name                     Position (2)              $ Value (3)    Units
      ----                     ------------              -----------  ---------

Michael J. Parrella (4)  President,   Chief  Executive   $7,406,250   7,500,000
                         Officer and a Director

Jay M. Haft (4)          Chairman   of  the  Board  of      635,960     700,000
                         Directors

Irene Lebovics           Senior  Vice   President  and    1,031,300   1,000,000
                         President, NCT Headset
                         Division

Stephen J. Fogarty (5)   Senior  Vice   President  and
                         Chief Financial Officer

Cy E. Hammond (5)        Senior  Vice   President  and      309,388     325,000
                         Chief Financial Officer

John B. Horton           Senior Vice President, General     154,693     175,000
                         Counsel and Secretary

Executive Group (6)                                       9,795,416   9,950,000

Non-Executive Director                                      637,500     600,000
Group (7)

Non-Executive Officer                                     1,103,491   1,070,000
Employee Group (8)

Active Consultant Group (9)                                 525,963     510,000



(1) The table includes grants under the 1992 Plan on October 6, 1997, January 15, 1998, and February 14, 1998, which become exercisable in the event the adoption of the amendment of the 1992 Plan is approved by the stockholders at the Meeting. Options granted to participants other than non-executive directors are subject to incremental limitations on vesting and exercisability for periods of up to five years from the date of grant.

(2)  Named executive officers are those for the 1997 fiscal year.

(3) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock was $0.6875 on October 6, 1997, $1.0625 on January 15, 1998, and $1.0313 on February 14, 1998.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997.

(6) 7 persons on February 14, 1998.

(7) 4 persons on February 14, 1998.

(8) 72 persons on February 14, 1998.

(9) 5 persons on February 14, 1998.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of : (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the 1992 Plan described above.

                             GRANT OF OPTIONS TO
                            NON-EMPLOYEE DIRECTORS

On May 2, 1997, the Board of Directors adopted resolutions implementing an informal plan granting, subject to the approval of the stockholders of the Company, each of the Company's two (2) non-employee directors an option to purchase 50,000 shares of the common stock of the Company at $0.2656 per share, the fair value of the Company's common stock on the date of grant, in recognition of the efforts of those directors in connection with past services to the Company including its successful conclusion of a recently completed cross-license agreement. Certain members of the Company's senior management and the Chairman of the Board of Directors had been granted options for similar reasons under the 1992 Plan which, by its terms, prohibited the grant of options to non-employee directors except under the specific formula set forth in the Plan upon a new director's first election to the Board of Directors.

The material features of the foregoing plan include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 100,000 shares.

o  The plan is administered by the Board of Directors.

o The persons who are eligible to participate under the plan are limited to the Company's then two (2) non-employee directors, Messrs. McCloy and Oolie.

o The exercise price of the options granted under the plan is the market value of the shares of the Company's common stock on the date of grant of the option.

o In order to comply with the rules of The Nasdaq Stock Market, Inc., the grant of the options under the plan is subject to the approval of the Company's stockholders.

The following table sets forth certain additional details concerning the Plan.

                              New Plan Benefits

                                                              Implemented by
                                                                Resolution
                                                                  Adopted
                                                              May 2, 1997 (1)
                                                         -----------------------
                                                                         Number
  Name (2)                     Position                  $ Value (3)    of Units
  --------                     --------                  -----------    --------

  Michael J. Parrella (4)      President, Chief Executive          -          -
                               Officer and a Director

  Jay M. Haft (4)              Chairman  of the  Board  of         -          -
                               Directors

  Irene Lebovics               Senior Vice  President  and         -          -
                               President, NCT Headset
                               Division

  Stephen J. Fogarty (5)       Senior Vice President and           -          -
                               Chief Financial Officer

  Cy E. Hammond (5)            Senior Vice President and           -          -
                               Chief Financial Officer

  John B. Horton               Senior Vice President,              -          -
                               General Counsel and
                               Secretary

  Executive Group (6)                                              -          -

  Non-Executive Director                                      26,560    100,000
  Group (7)

  Non-Executive  Officer
  Employee Group (8)                                               -          -

  Active Consultant Group (9)                                      -          -

(1) The table includes grants under the informal plan implemented by resolution adopted by the Board of Directors on May 2, 1997, which grants were subject to the approval of the stockholders at the Meeting.

(2)  Named executive officers are those for the 1997 fiscal year.

(3) The value per unit equals the exercise price of the options, the fair value on the date of grant. The fair market value of the Company's common stock was $0.2656, on May 2, 1997, the date of grant.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997.

(6) 0 persons on May 2, 1997.

(7) 2 persons on May 2, 1997.

(8) 0 persons on May 2, 1997.

(9) 0 persons on May 2, 1997.

The Federal Income Tax aspects of the options granted under the plan are as set forth above under "Adoption of an Amendment to the 1992 Plan".

The Board of Directors recommends a vote FOR approval of the grant of the options to Messrs. McCloy and Oolie described above.


                             INDEPENDENT AUDITORS

Independent Accountants for 1998

The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1998. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy and Oolie and has responsibility for recommending the selection of auditors.

Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1997.

Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

As previously reported, at the conclusion of the Annual Meeting of Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer during the existence of a vacancy in that office. At the conclusion of the Annual Meeting of Stockholders on June 19, 1997, Mr. Parrella was re-elected President and was elected Chief Executive Officer of the Company.

Mr. Parrella's salary for 1997 was continued at the rate of $120,000 per year. As reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended indefinitely until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $243,058 under this percentage bonus arrangement during 1997. On January 22, 1997, the Board of Directors, subject to the approval of the stockholders, extended the expiration dates of warrants held by Mr. Parrella to purchase 862,500 shares of the Company's common stock , in the aggregate, at the price of $.75 per share from December 31, 1997 to December 31, 1999 and extended the expiration dates of options to purchase 250,000 shares of common stock at the price of $.50 per share from February 26, 1997 to February 26, 1999. In conjunction with this action by the Board of Directors (the "1/22/97 Extension Resolutions") the expiration dates of similar warrants and options held by other officers and directors and non-officer employees of the Company were also extended for two years. The fair value of the Company's Common Stock on January 22, 1997 was $.50 per share. The Company's stockholders approved the extension of such expiration dates at the Annual Meeting of Stockholders held on June 19, 1997. On May 2, 1997, in recognition of Mr. Parrella's efforts related to the cross licensing transaction with Verity Group, plc and the Company's success in completing a profitable first quarter, the Company granted Mr. Parrella under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "1992 Plan") an option to purchase 450,000 shares of common stock at an exercise price of $0.2656 per share, the fair value of the Company's common stock on the date of grant. On October 6, 1997, in recognition of Mr. Parrella's efforts related to raising $4.0 million in equity capital for the Company's subsidiary, NCT Audio Products, Inc., ("NCT Audio"), the Company granted Mr. Parrella a bonus under the 1992 Plan consisting of an option to purchase 1,500,000 shares of the Company's common stock at the price of $0.6875 per share, the fair value of the Company's Common Stock on the date of grant, such option to expire on December 31, 1997 if a private placement of the remaining $3.0 million of such $4.0 million of NCT Audio's common stock was not completed by that date. Such private placement was completed prior to December 31, 1997. In addition, this option does not become exercisable until the date on which the Company's stockholders approve an increase in the number of shares of the Company's common stock covered by the 1992 Plan by an amount sufficient to provide, within the 1992 Plan, shares of common stock to be issued upon the exercise of such option. In addition, in 1997, Mr. Parrella received a $15,348 annual automobile allowance and the Company paid the $5,218.00 annual premium for a $2.0 million personal life insurance policy on his behalf.

Mr. Haft's salary as Chairman of the Board of Directors was at the annual rate of $52,638 for 1997. In addition, the expiration dates of options to purchase 218,500 shares of the Company's common stock at an exercise price of $.75 per share were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions described above. Mr. Haft was also granted an option to purchase 75,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and was granted a further option to purchase 250,000 shares of the Company's common stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants also described above.

The base salary of Mr. Hammond who was promoted from the office of Vice President, Finance to Senior Vice President, Chief Financial Officer on September 4, 1997, was established at $94,000 which was the same as his salary for 1996. In addition, in recognition of Mr. Hammond's increased responsibilities, and his efforts in connection with the Company's private placement of $13.25 million of convertible preferred stock, Mr. Hammond was awarded a cash bonus of $65,939. In addition, the expiration dates of options to purchase 25,000 shares of the Company's common stock held by Mr. Hammond were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Mr. Hammond was granted an option to purchase 50,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and a further option to purchase 75,000 shares of the Company's common stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants, also described above.

The base salary of Mr. Horton, as Senior Vice President, General Counsel and Secretary of the Company was established at $105,000 in 1997, which was the same as his salary rate for 1996. In addition, Mr. Horton was paid a bonus of $50,000 in recognition of his efforts relating to the convertible preferred stock financing. The expiration dates of options to purchase 200,000 shares of the Company's common stock held by Mr. Horton were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Mr. Horton was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and a further option to purchase 75,000 shares of the Company's Common Stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants also described above.

The base salary of Ms. Lebovics, as Senior Vice President and President of NCT Hearing Products, a division of the Company, was established at $105,000 for 1997, which was the same as her salary for 1996. In addition, the expiration dates of options to purchase 201,250 shares of the Company's Common Stock held by Ms. Lebovics were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Ms. Lebovics was granted an option to purchase 100,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grant described above.

The base salary of Mr. Fogarty, as Senior Vice President the Chief Financial Officer of the Company during 1997 until his resignation on April 24, 1997 was established at the rate of $105,000 per year for 1997, which was substantially the same as his rate of salary for 1996. Upon his resignation as Senior Vice President and Chief Financial Officer of the Company, Mr. Fogarty was retained as a consultant to the Company and paid a consulting fee for the remainder of 1997 at the same annual rate as his former salary. In addition, Mr. Fogarty was paid a cash bonus of $16,653 and received other cash compensation of $15,986 for a car allowance for 1996 and 1997. Mr. Fogarty was granted an option to purchase 30,000 shares of the Company's common stock at an exercise price of $0.2656 in connection with the May 2, 1997 option grant described above.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers (as defined below), the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers, the extent to which they had received previous reductions in overall level of compensation in November of 1994 in connection with the Company's restructuring, the absence, in many instances, of any material increase in salary or other cash compensation for any of the past several years, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, an the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                          THE COMPENSATION COMMITTEE


                                          By:   Jay M. Haft, Chairman
                                                John J. McCloy, II
                                                Sam Oolie

Compensation

Set forth below is certain information for the three fiscal years ended December 31, 1997, 1996 and 1995 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000 for services rendered in all capacities.

                          SUMMARY COMPENSATION TABLE


                                                                                             Securities
                                                                                             Underlying
Name and Principal                                                    Other Annual           Options/Warrants      All Other
     Position                Year     Salary($)         Bonus($)      Compensation($)        SARs(#)               Compensation
-------------------          ----     ---------         --------      ---------------        ----------------      ------------

Michael J. Parrella           1997     $120,000         $243,058      $15,348                3,062,500 (2)         $5,218 (3)
  President and               1996      120,000          106,885       15,348                  475,000              5,218 (3)
  Chief Executive             1995       90,833           47,168        6,395                1,622,000 (4), (12)        -
  Officer (1)

Jay M. Haft                   1997       52,638                -                       -       543,500 (2)              -
  Chairman (1)                1996       64,000                -            -                  200,000                  -
                              1995      110,000                -            -                  937,000 (5), (12)        -

Cy E. Hammond                 1997       94,000           65,939            -                  150,000 (2)              -
  Sr. Vice                    1996       94,000                -            -                        -                  -
  President, Chief            1995       92,500                -            -                  439,436 (7), (12)        -
  Financial Officer (6)

John B. Horton                1997      105,000           50,000            -                  325,000 (2)              -
  Sr. Vice President          1996      116,932 (8)            -            -                        -                  -
  General Counsel             1995       93,101 (8)            -            -                  903,834 (9), (12)        -
  and Secretary

Irene Lebovics                1997      105,000                -            -                  301,250 (2)              -
  Sr. Vice President and      1996      105,000                -            -                        -                  -
  President of NCT Hearing    1995       88,000                -            -                  658,850 (10), (12)       -
  Products, a div. of
  the Company

Stephen J.Fogarty             1997      105,000           16,653       15,986                   30,000                  -
  Sr. Vice President,         1996      105,833                -            -                        -                  -
  Chief Financial             1995      104,434           10,083            -                  391,400 (11), (12)       -
  Officer (6)

(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17,1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief
      Executive Officer.   From  July  17,  1996  to  June  19,  1997,  the
      authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(2) Refer to "Options and Warrants Granted in 1997" table and the footnotes thereto.

(3) Consists of annual premiums for $2.0 million personal life insurance policy paid by the Co mpany on behalf of Mr. Parrella.

(4) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 237,000 options and warrants all of which were exercisable at December 31, 1997.

(5) Excludes options and warrants to purchase 585,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
      (12) below, for a net new grant under the Exchange Program and the "Directors Plan", described in footnote (12) below, of 402,000 options and warrants all of which were exercisable at December 31, 1997.

(6) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997. Services were rendered by Mr. Fogarty as a consultant to the Company for the period July 1, 1997 through December 31, 1997.

(7) Excludes options to purchase 389,436 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan" described in footnote (12) below of 50,000 options all of which were exercisable at December 31, 1997..

(8) Mr. Horton was elected Senior Vice President, General Counsel and Secretary of the Company on May 6, 1996. Services were rendered by Mr. Horton as a consultant to the Company for the period January, 1995 through April, 1996.

(9) Excludes options to purchase 828,834 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan" described in footnote (12) below of 75,000 options all of which were exercisable at December 31, 1997.

(10) Excludes options to purchase 507,600 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 151,250 options all of which were exercisable at December 31, 1997.

(11) Excludes options to purchase 316,400 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 75,000 options all of which were exercisable at December 31, 1997.

(12) On November 8, 1995, the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "1992 Plan") and the Company's Option Plan for Certain Directors (the "Directors Plan") and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

      The New Warrants and New Options became fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options would not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the 1992 Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. Such stockholder approval and further corporate action were obtained and completed on July 17, 1996, and August 14, 1996, respectively. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurred prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options would be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

      Under the Exchange Program, 4,800,249 shares of the Company's common stock were made available for issuance to the Canadian institutional investor and it was necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve 5,055,499 shares of the Company's common stock for issuance upon their exercise which action was completed following the above described increase in the Company's authorized capital.

                           Stock Options and Warrants

   The following tables summarize the Named Executive Officers' stock option and warrant activity during 1997.

                      Options and Warrants Granted in 1997



                                         Percent
                                         of Total                                            Potential Realized Value
                                         Options and                                         at Assumed Annual
                        Shares           Warrants                                            Rates of Stock Price
                        Underlying       Granted                                             Appreciation for Option
                        Options and      to            Exercise                              and Warrant Term (4)
                        Warrants         Employees     Price           Expiration            ------------------------
Name                    Granted          in 1997       Per Share       Date                      5%           10%
----                    -----------      -----------   ---------       ----------            ----------    ----------

Michael J. Parrella     862,500 (1)       13.3%         $0.7500        12/31/99              $99,814       $209,398
                        250,000 (1)        3.9%          0.5000        02/26/99               13,473         27,700
                        450,000 (2)        6.9%          0.2656        05/02/04               48,657        113,391
                      1,500,000 (3)       23.1%          0.6875        10/06/04              419,822        978,365

Jay M. Haft             218,500 (1)        3.4%          0.7500        12/31/99               25,286         53,047
                         75,000 (2)        1.2%          0.2656        05/02/04                8,109         18,898
                        250,000 (3)        3.9%          0.6875        10/06/04               69,970        163,061

Cy E. Hammond            25,000 (1)        0.4%          0.7500        12/31/99                2,893          6,070
                         50,000 (2)        0.8%          0.2656        05/02/04                5,406         12,599
                         75,000 (3)        1.2%          0.6875        10/06/04               20,991         48,918

John B. Horton          200,000 (1)        3.1%          0.7500        09/16/00               20,744         43,285
                         50,000 (2)        0.8%          0.2656        05/02/04                5,406         12,599
                         75,000 (3)        1.2%          0.6875        10/06/04               20,991         48,918

Irene Lebovics          201,250 (1)        3.1%          0.7500        12/31/99               23,290         48,860
                        100,000 (2)        1.5%          0.2656        05/02/04               10,813         25,198

Stephen J. Fogarty       30,000 (2)        0.5%          0.2656        05/02/04                3,244          7,559

-------------------------------------------------------------------------------


(1) Expiration dates of the warrants and options to purchase common stock of the Company were extended for an additional two years from the original date of expiration.

(2) Options to purchase these shares were granted pursuant to the 1992 Plan and are currently exercisable.

(3) Options to purchase these shares were granted pursuant to the 1992 Plan and are not exercisable until such time as the Company's stockholders approve an increase in the number of shares of the Company's common stock included in the 1992 Plan.

(4) The dollar amounts on these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.


                   1997 Aggregated Options and Warrant Exercises and
                      December 31, 1997 Option and Warrant Values


                                                        Number of Shares
                     Number                             Underlying                              Value of Unexercised
                     of                                 Unexercised Options                     In-the-Money Options
                     Shares                             and Warrants at                         and Warrants at
                     Acquired                           December 31, 1997                       December 31, 1997
                     on             Value           --------------------------               ---------------------------
Name                 Exercise       Realized        Exercisable  Unexercisable               Exercisable   Unexercisable
---------------      --------       --------        -----------  -------------               -----------   -------------

Michael J. Parrella   449,456      $389,035           2,737,000      1,500,000                $1,401,962       $656,250

Jay M. Haft                 -             -           1,282,000        250,000                   587,074        109,375

Cy E. Hammond               -             -             319,718         75,000                   148,018         32,813

John B. Horton              -             -             539,417         75,000                   233,528         32,813

Irene Lebovics              -             -             592,550              -                   282,358              -

Stephen J. Fogarty    263,200        77,640                   -              -                         -              -


Compensation Arrangements with Certain Officers and Directors

On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.


              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 1997, the following persons served as members of the Compensation Committee of the Company's Board of Directors: Jay
M. Haft, John J. McCloy, II, and Sam Oolie. Mr. Haft, Chairman of the Committee, during such fiscal year, was Chairman of the Board and an employee of the Company, and was a manager of OnActive Technologies, LLC, a subsidiary of the Company. Mr. Haft served as President of the Company from November, 1994, until July, 1995, and served as its Chief Executive Officer from November, 1994, to July 17, 1996. Mr. Haft has also served as a member of the Board of Directors of the Company's subsidiary, NCT Audio, since August 25, 1997. Messrs. McCloy and Oolie have also served as members of the Board of Directors of NCT Audio since November 14, 1997, and September 4, 1997, respectively.

In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1997, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with Quiet Power Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1997, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1997, the Company made no payments to QSI for project management services.

In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances include NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

As of June 30, 1998, QSI has paid all installments due and payable for the exclusivity fee and owes the Company $150,000 which was due on January 1, 1998, and is fully reserved. Other than as described above, QSI owes no other amounts to the Company. The Company has been informed by QSI that QSI's failure to pay such $150,000 is attributable to a shortage of cash and other liquid assets.

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                      Noise Cancellation Technologies, Inc.
                              Stock Performance (1)

                                [GRAPHIC OMITTED]


                             12/31/92   12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
                             --------   --------    --------    --------    --------    --------

NCT                            $100       $ 78        $ 20        $ 17        $ 11        $ 30

NASDAQ Composite Index          100        115         112         159         196         240

NASDAQ Electronic Component     100        137         152         251         435         456
Stock Index (2)


(1)Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1992.

(2)The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management(TM) technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table sets forth, as of July 14, 1998, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.





                                          Amount and             Approximate
                                           Nature of             Percentage
      Name of Beneficial Owner            Beneficial              of Class
                                         Ownership (1)               (1)
-------------------------------------  ------------------        ------------

Michael J. Parrella                            2,750,333   (2)         1.78%
John J. McCloy                                 3,661,591   (3)         2.38%
Jay M. Haft                                    1,282,000   (4)         0.84%
Sam Oolie                                        565,000   (5)         0.37%
Morton Salkind                                    85,000   (6)         0.06%
Stephan Carlquist                                160,000   (7)         0.11%
Irene Lebovics                                 1,388,067   (8)         0.91%
Cy E. Hammond                                    319,718   (9)         0.21%
John B. Horton                                   559,417  (10)         0.37%
Stephen J. Fogarty                                     -                   -
All Executive Officers and Directors          11,596,126  (11)         7.17%
    as a Group (11 persons)
Carole Salkind                                 9,542,143  (12)         6.17%
Her Majesty The Queen,                        11,250,000  (13)         7.41%
    Province of Alberta, Canada

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 1,874,500 shares issuable upon the exercise of currently exercisable options. Does not include 7,500,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of an amendment to the 1992 Plan increasing the number of shares of common stock covered by the 1992 Plan (the "1992 Plan Amendment"). The options to purchase 4,000,000 of such shares are subject to further limitations on vesting and exercisability which expire on January 15, 2001.

(3) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 900,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.


(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 1,053,500 shares issuable upon the exercise of currently exercisable options. Does not include 700,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 360,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(5) Includes 25,000 restricted shares and 290,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(6) Includes 10,000 restricted shares and 25,000 shares issuable upon the exercise of currently exercisable options and 50,000 shares issuable upon the exercise of options which become exercisable as to 25,000 shares on July 14, 1998 and as to 25,000 shares on July 14, 1999. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.


(7) Includes 10,000 restricted shares and 150,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(8) Includes 201,250 shares issuable upon the exercise of currently exercisable warrants and 391,300 shares issuable upon the exercise of currently exercisable options. Does not include 1,000,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 800,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.


(9) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 294,718 shares issuable upon the exercise of currently exercisable options. Does not include 325,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 200,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.



(10) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants and 539,417 shares issuable upon the exercise of currently exercisable options. Does not include 175,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 80,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(11) Includes 2,189,750 shares issuable to 6 executive officers and directors of the Company upon the exercise of currently exercisable warrants, 5,853,435 shares issuable to 11 executive officers and directors of the Company upon the exercise of currently exercisable options, 45,000 restricted shares issued to 4 directors of the Company and 50,000 shares issuable to 1 director of the Company, 25,000 shares on July 14 in each of the years 1998 and 1999, respectively. Does not include 10,550,000 shares issuable to 10 executive officers and directors of the Company upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. See footnotes (2), (4), (8), (9) and (10) above. Options to purchase an additional 200,000 of such shares are subject to the same limitations described in footnote (4).

(12) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(13) Her Majesty the Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3.

                              STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company by December 31, 1998, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
August ___, 1998

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and John B. Horton as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on July 14, 1998, at the Annual Meeting of Stockholders to be held on September 10, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below except as marked to the contrary)   /   /

   WITHHOLD AUTHORITY to vote for all nominees listed below         /   /

        Jay M. Haft, Michael J. Parrella, John J. McCloy II, Sam Oolie,
                       Stephan Carlquist, Morton Salkind
      (to withhold  authority to vote for any individual  nominee,  write that nominee's name on the space provided below.)
  -------------------------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to change the name of the Company to "NCT Group, Inc."

                         FOR / / AGAINST / / ABSTAIN / /

3. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 185,000,000 shares to 255,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

4. To  approve  the  adoption  of  an   amendment  to  the  Noise   Cancellation
   Technologies, Inc. Stock Incentive Plan.

                         FOR / / AGAINST / / ABSTAIN / /

5. To approve a plan granting options to purchase common stock of the Company to two non-employee directors.

                         FOR / / AGAINST / / ABSTAIN / /

6. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1998.

                         FOR / / AGAINST / / ABSTAIN / /

7. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6.

                                           Dated: ___________________, 1998

                                           --------------------------------


                                           --------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE